Exhibit 23.4

Consent

I hereby consent to being named in the Registration Statement on Form S-1 (Registration No. 333-189876) of Caesars Acquisition Company, a Delaware corporation (the “Company”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectuses contained therein), as a director nominee of the Company. I will not become a director of the Company until after the effectiveness of the Registration Statement.

October 4, 2013

/s/ Marc Beilinson
Marc Beilinson